EXHIBIT 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of December 2, 2009 by and between AMERICAN WOODMARK CORPORATION, a Virginia corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.  LINE OF CREDIT.

(a)  Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time, not to exceed at any time the aggregate principal amount of THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00) ("Line of Credit"), the proceeds of which shall be used to repay existing indebtedness of Borrower, to issue new and replacement letters of credit for the account of Borrower and for working capital and general business purposes.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a Revolving Line of Credit Note dated of even date herewith (as the same may have been modified or amended from time to time, "Line of Credit Note"), all terms of which are incorporated herein by this reference. Advances and availability under the Line of Credit shall be subject to certain limitations more particularly set forth in the Security Agreement (hereinafter defined).

(b)  Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue one or more letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit") and to extend or amend outstanding Letters of Credit.  The terms, form and substance of each Letter of Credit and each such extension or amendment shall be subject to approval by Bank, in its sole discretion.  No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c)  Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.  INTEREST/FEES.

(a)  Interest.  The outstanding principal balance of the Line of Credit and the amount of each drawing under any Letter of Credit shall bear interest at a rate more particularly set forth in the Line of Credit Note.

(b)  Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

(c)  Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to one-quarter percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit (which unused amount shall specifically exclude the aggregate face amount of all Letters of Credit so that the fee shall not be paid for such aggregate face amount), which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears.

(d)  Letter of Credit Fees.  Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

SECTION 1.3.  COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject to this Agreement, Borrower hereby grants to Bank a security interest in all Borrower's Collateral as defined in and as more particularly described in (a) that certain Security Agreement: Securities Account dated of even date herewith, as the same may have been modified or amended from time to time and (b) that certain Security Agreement: Specific Rights to Payment dated of even date herewith, as the same may have been modified or amended from time to time (collectively, "Security Agreement").  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties but not allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, financing statement filing fees.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.  LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of the Commonwealth of Virginia, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower.

SECTION 2.2.  AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document executed by Borrower and required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized by Borrower and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 2.3.  NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not (a) violate in any material respect any provision of any law or regulation, (b) contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or (c) result in any breach or default (of which the Borrower’s chief executive officer, chief financial officer or treasurer has knowledge) under any material contract, obligation, indenture or other material instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.  LITIGATION.  There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing on Schedule 2.4 attached hereto.

SECTION 2.5.  FINANCIAL STATEMENTS.  The annual financial statements of Borrower dated April 30, 2009, true copies of which have been delivered by Borrower to Bank prior to the date hereof, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise stated therein, and fairly present in all material respects the financial condition of Borrower and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  The interim financial statements of Borrower dated July 31, 2009, true copies of which have been delivered by Borrower to Bank prior to the date hereof, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise stated therein, and fairly present in all material respects the financial condition of Borrower and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in each case to the absence of footnotes and to normal year-end audit adjustments.  From July 31, 2009 through the date hereof, there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by the Loan Documents.

SECTION 2.6.  INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any prior tax year which could reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, in accordance with generally accepted accounting principles, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 2.7.  NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.  PERMITS, FRANCHISES.  Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance in all material respects with applicable law.

SECTION 2.9.  ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower is not in violation in any material respect of any provision of any defined-benefit employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event (as defined in ERISA) for which the thirty (30) day notice period has not been waived has occurred and is continuing with respect to any Plan maintained by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and Borrower does not know of any facts or circumstances which could reasonably be expected to cause any Plan to be unable to fulfill its material benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.  OTHER OBLIGATIONS.  Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation which could reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower.

SECTION 2.11.  ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing on Schedule 2.11 attached hereto, as of the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  To the best of Borrower’s knowledge, none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1.  CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to make the initial extension of credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)  Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)  Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)  This Agreement and each promissory note or other instrument or document required hereby, including, without limitation, the Line of Credit Note and the Security Agreement;

(ii)  A Certificate of Incumbency;

(iii)  Corporate borrowing resolutions; and

(iv)  Such other documents as Bank may require under any other Section of this Agreement.

(c)  Financial Condition.  There shall have been no material adverse change, as reasonably determined by Bank, since July 31, 2009 in the financial condition or business of Borrower, nor any material decline, as reasonably determined by Bank, since July 31, 2009 in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d)  Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower operates and issued by financially sound and reputable insurance companies.

(e)  Additional Due Diligence.  Bank shall have received any and all additional due diligence information, as reasonably requested by Bank or its counsel, and all such information shall have been deemed satisfactory in form and detail to Bank or its counsel in its sole discretion.

SECTION 3.2.  CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Borrower contained herein and in each of the other Loan Documents shall be true on and as of the date hereof and on the date of such extension of credit, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true on and as of such earlier date.

(b)  Events of Default.  No Event of Default (hereinafter defined), and no condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred and be continuing as of the date hereof or on the date of such extension of credit.

(c)  Security Agreement Limitations.  All limitations on advances and availability under the Line of Credit more particularly set forth in the Security Agreement shall be satisfied as of the date hereof and on the date of such extension of credit.

(d)           Documentation.  Bank shall have received all additional documents which may be requested under Section 4.3 hereof.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.  PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.  ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time during normal business hours and upon reasonable advance notice to Borrower, at the expense of Bank, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower; provided however, that, if an Event of Default shall have occurred and be continuing, any such inspection, audit or examination shall be at the expense of Borrower.

SECTION 4.3.  FINANCIAL STATEMENTS AND OTHER REPORTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)  not later than 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its consolidated subsidiaries as of the end of such fiscal year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, all audited by a registered independent public accounting firm of nationally recognized standing;

(b)  not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its consolidated subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of such fiscal year then ended, all certified by the chief executive officer, chief financial officer, treasurer, or corporate controller of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its consolidated subsidiaries in accordance with generally accepted accounting principles, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)  contemporaneously with the reports described in the preceding Section 4.3(b), a report of litigation pending, or to the best of Borrower's knowledge threatened, against Borrower, provided such reports (i) have been certified as to their accuracy by the chief executive officer, chief financial officer, treasurer, or corporate controller of Borrower, and (ii) disclose, at a minimum, all claims in excess of $500,000 or $1,500,000 in the aggregate;

(d)           either (i) such written and/or oral authorizations as may be necessary in order to permit the Bank to obtain duplicate copies of brokerage statements and statements of balances for the brokerage and deposit accounts secured by the Security Agreement, or (ii) not later than 15 days after and as of the end of each month, a brokerage statement and statement of balances for the brokerage and deposit accounts secured by the Security Agreement;

(e)  contemporaneously with each annual and quarterly financial statement required hereby, a certificate of the chief executive officer, chief financial officer, treasurer, or corporate controller of Borrower that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

(f)  from time to time such other information regarding the financial condition or operation of Borrower or compliance with the Loan Documents as Bank may reasonably request.

All financial statements required to be delivered pursuant to Section 4.3(a) or (b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link to such documents, on Borrower's website on the Internet at www.americanwoodmark.com or (ii) on which such documents are posted on Borrower's behalf on an internet or intranet website, if any, to which Bank has access (whether a commercial or third party website or whether sponsored by Bank); provided that (A) Borrower shall deliver paper copies of such documents to Bank if Bank so requests and (B) Borrower shall notify Bank (by telecopier or electronic mail) of the posting of such documents.

SECTION 4.4.  COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower.

SECTION 4.5.  INSURANCE.  Maintain and keep in force, for each business in which Borrower is engaged, insurance in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower operates, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, issued by financially sound and reputable insurance companies and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6.  FACILITIES.  Keep all properties useful or necessary to Borrower's business in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower.

SECTION 4.7.  TAXES.  Pay and discharge when due any and all material tax liabilities, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, in accordance with generally accepted accounting principles, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.  INTENTIONALLY DELETED.

SECTION 4.9.  FINANCIAL CONDITION.  Maintain financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)  Maintain a ratio of Total Liabilities to Tangible Net Worth of not greater than 0.9 to 1.0 measured at the end of each fiscal quarter of Borrower, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities, direct or indirect, liquidated, contingent or otherwise, including guaranties or endorsements, less subordinated debt (to the extent expressly permitted by the Bank), and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity prior to accumulated and other comprehensive income (but to include accumulated other comprehensive losses), less goodwill and other assets treated, in accordance with generally accepted accounting principles, as intangibles, plus subordinated debt (to the extent expressly permitted by the Bank).

SECTION 4.10.  NOTICE TO BANK.  Promptly after (but in no event more than five (5) days after) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or corporate controller of Borrower (each, a "Responsible Officer") obtains knowledge thereof, give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the “location” (within the meaning of Section 9-307 of the Uniform Commercial Code) of Borrower; (c) the occurrence and nature of any Reportable Event (as defined in ERISA) for which the thirty (30) day notice period has not been waived, any non-exempt Prohibited Transaction (as defined in ERISA) which could reasonably be expected to have a material adverse effect or any funding deficiency (other than a deficiency that has been waived), in each case with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause, that has not been accounted for in accordance with generally accepted accounting principles and that affects Borrower's property in excess of an aggregate of $1,000,000.

SECTION 4.11.                                   DEPOSITORY ACCOUNT.  On or before April 1, 2010, Borrower shall have opened with Bank an operating deposit account to be held by Bank, which operating deposit account shall be separate and distinct from the deposit account(s) subject to the Security Agreement.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations subject hereto, Borrower will not, without Bank's prior written consent:

SECTION 5.1.  USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.  INTENTIONALLY DELETED.

SECTION 5.3.  OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:

(a)  any indebtedness or liabilities of Borrower to Bank;

(b)  any indebtedness or liabilities of Borrower existing as of the date hereof and described on Schedule 5.3 attached hereto and any renewals, refinancings and extensions thereof, provided that (i) the amount of such indebtedness or liabilities is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such renewal, refinancing or extension, and (ii) the terms of such renewal, refinancing or extension, taken as a whole, are not less favorable to Borrower and its subsidiaries than the terms of the indebtedness or liabilities being renewed, refinanced or extended;

(c)  any indebtedness or liabilities (contingent or otherwise) existing or arising under any rate swap, currency swap, option or other similar transaction (whether or not governed by or subject to a master agreement), provided that (i) such indebtedness or liabilities are (or were) entered into by Borrower in connection with indebtedness or liabilities of Borrower permitted pursuant to clause (b) above, (ii) such indebtedness or liabilities are (or were) entered into by Borrower in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by Borrower, or changes in the value of securities issued by Borrower, and not for purposes of speculation or taking a “market view;” and (iii) the related contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d)  any purchase money indebtedness or purchase money liabilities (including obligations in respect of capital leases or synthetic leases) incurred after the date hereof to finance the purchase of fixed assets and any renewals, refinancings and extensions thereof; provided, however, that such indebtedness or liabilities shall not exceed, at any one time, $3,000,000 in the aggregate; and

(e)  any indebtedness or liabilities not contemplated by the foregoing clauses in an aggregate, committed principal amount not to exceed $1,000,000 at any one time outstanding.

SECTION 5.4.  MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or consolidate with any other entity; engage in any line of business substantially different from those lines of business engaged in by Borrower as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of, except in the ordinary course of its business, all or a substantial or material portion of Borrower's assets, provided that (a) Borrower may merge into or consolidate with any subsidiary provided that Borrower is the continuing or surviving entity, and (b) Borrower may, during any fiscal year of Borrower, sell, lease, transfer or otherwise dispose of assets having an aggregate net book value of not more than $5,000,000.

SECTION 5.5.  GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.6.  LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except:

(a)  loans, advances or investments existing as of the date hereof and described on Schedule 5.6 attached hereto;

(b)  investments in the form of cash or cash equivalents;

(c)  loans or advances made to employees of Borrower or any subsidiary of Borrower in the ordinary course of business; provided, however, that such loans or advances shall not exceed, at any one time, $500,000 in the aggregate;

(d)  accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and instruments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)  investments arising as a result of dispositions permitted under Section 5.4(b); and

(f)  loans, advances or investments not contemplated by the foregoing clauses in an aggregate, committed principal amount not to exceed $1,000,000 at any one time outstanding; provided, however, that Borrower shall promptly notify Bank of all loans, advances or investments made by Borrower under this Section 5.6(f) of which Borrower’s chief executive officer, chief financial officer or treasurer has knowledge.

SECTION 5.7.  INTENTIONALLY DELETED.

SECTION 5.8.  PLEDGE OF ASSETS.  Mortgage, pledge or grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except:

(a)  any mortgage, pledge, security interest or lien in favor of Bank;

(b)  any mortgage, pledge, security interest or lien existing as of the date hereof and described on Schedule 5.8 attached hereto and any renewals, refinancings or extensions thereof, provided that no additional property is made subject thereto;

(c)  any mortgage, pledge, security interest or lien (other than any lien imposed under ERISA) for taxes, assessments or governmental charges or levies (i) not yet due or (ii) (A) which Borrower is in good faith contesting or as to which a bona fide dispute has arisen and (B) for which Borrower has made provision, in accordance with generally accepted accounting principles, for eventual payment thereof in the event Borrower is obligated to make such payment;

(d)  statutory landlord liens, liens of carriers, warehousemen, mechanics, materialmen and suppliers and other liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that (i) such liens secure only amounts not yet due and payable, (ii) such liens are unfiled and no other action has been taken to enforce such liens or (iii) such liens secure amounts (A) which Borrower is in good faith contesting or as to which a bona fide dispute has arisen and (B) for which Borrower has made provision, in accordance with generally accepted accounting principles, for eventual payment thereof in the event Borrower is obligated to make such payment;

(e)  pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation (other than any lien imposed under ERISA) and deposits in the ordinary course of business securing liability insurance carriers under insurance or self-insurance arrangements;

(f)  deposits to secure the performance of bids, trade contracts, operating leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower;

(h)  security interests or liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 6.1(e);

(i)  security interests or liens securing indebtedness or liabilities permitted under Section 5.3(d); provided that (i) such security interests or liens do not at any time encumber any property other than the property financed by such indebtedness or liabilities and (ii) such security interests or liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)  security interests or liens in favor of lessors relating to operating leases;

(k)  normal and customary rights of setoff or similar rights or remedies with respect to deposit accounts or other funds in favor of banks or other depository institutions;

(l)  liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and

(m)  any mortgage, pledge, security interest or lien not contemplated by the foregoing clauses, provided that (i) the aggregate principal amount secured by such mortgage, pledge, security interest or lien shall not at any time exceed $1,000,000 at any one time outstanding and (ii) no condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default shall exist at the time of or would result from the creation, incurrence or assumption of such mortgage, pledge, security interest or lien.

Notwithstanding anything contained herein to the contrary, no provision of this Section 5.8 shall permit Borrower to mortgage, pledge or grant or permit to exist a security interest in, or lien upon, all or any portion of the brokerage and deposit accounts secured by the Security Agreement.

SECTION 5.9.    INTENTIONALLY DELETED

SECTION 5.10.  NEGATIVE PLEDGE.  Enter into a negative pledge agreement similar to the one set forth in Section 5.8 for the benefit of any other person or entity.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.  The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)  Borrower shall fail to pay (i) when due, any principal payable under any of the Loan Documents, (ii) within five business days after the same becomes due, any interest or fees payable under any of the Loan Documents or (ii) within seven business days after the same becomes due, any other amounts payable under any of the Loan Documents.

(b)  Any financial statement or certificate furnished by Borrower to Bank in connection with, or any representation or warranty made by Borrower under, this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)  Any default by Borrower in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above) and, with respect to any default of a covenant contained in Article IV or any other default which the Bank deems capable of cure in its sole discretion, such default shall continue for thirty (30) days after the sooner of (i) that date on which Borrower receives written notice of an Event of Default from Bank, or (ii) that date on which a Responsible Officer receives notice of such default or otherwise obtains knowledge of such default.

(d)  Any default by Borrower in the payment of any one or more obligations for borrowed money in an aggregate amount in excess of $1,000,000 or any one or more defined events of default under the terms of any contract or instrument (other than any of the Loan Documents) governing any one or more obligations for borrowed money pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, in an aggregate amount in excess of $1,000,000.

(e)  The filing of one or more notices of judgment liens against Borrower in an aggregate amount in excess of $1,000,000; or the recording of any one or more abstracts of judgment against Borrower in an aggregate amount in excess of $1,000,000 in any county in which Borrower has an interest in real property; or the service of one or more notices of levy and/or of writs of attachment or execution, or other like processes, against the assets of Borrower in an aggregate amount in excess of $1,000,000; or the entry of one or more judgments against Borrower in an aggregate amount in excess of $1,000,000.

(f)  Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any material portion of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower and such petition or proceeding continues undischarged or unstayed for 60 days, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any such involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; or Bank shall reasonably believe that one or more of the foregoing events or circumstances is imminent.

(g)  Any impairment of the rights of Bank in any of the Collateral or Proceeds (as such terms are defined in the Security Agreement) or the service of one or more notices of levy and/or of writs of attachment or execution, or other like processes against any Collateral or Proceeds.

(h)  Any event or series of events by which, during the 12 month period immediately preceding any such determination, a majority of the members of the board of directors of Borrower cease to be composed of individuals (i) who were members of such board on the first day of such period, (ii) whose election or nomination to such board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such board, or (iii) whose election or nomination to such board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such board (excluding, in the case of both clause (ii) and clause (iii) above, any individual whose initial nomination for, or assumption of office as, a member of such board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group and not as a result of a solicitation for the election of one or more directors by or on behalf of such board).

 (i)  The dissolution or liquidation of Borrower; or Borrower or its directors shall take action seeking to effect the dissolution or liquidation of Borrower.

SECTION 6.2.  REMEDIES.  Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.  NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.  NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	American Woodmark Corporation 3102 Shawnee Drive Winchester, Virginia 22601 Attention: Glenn Eanes

BANK:	Wells Fargo Bank, National Association 1001 Haxall Point, Suite 706 Richmond, Virginia 23219 Attention: Chad J. Harcum

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.  COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees but not allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.  SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided however, that Borrower may not assign or transfer its rights or obligations under any of the Loan Documents without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights or obligations under each of the Loan Documents.  In connection therewith, Bank may disclose (subject to customary confidentiality procedures) all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.  Bank shall provide Borrower with prior written notice of any sale or assignment of all or any part of, or any interest in, Bank’s rights or obligations under any of the Loan Documents.

SECTION 7.5.  ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.  NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other Loan Documents to which it is not a party.

SECTION 7.7.  TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.  SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.  COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

SECTION 7.11.  BUSINESS PURPOSE.  Borrower represents and warrants that each credit subject hereto is for a business, commercial, investment, or other similar purpose and not primarily for a personal, family or household use.

SECTION 7.12.  ARBITRATION.

(a)  Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)  Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Virginia selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA‘s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA‘s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the "Rules").  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)  No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)  Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the Commonwealth of Virginia or a neutral retired judge of the state or federal judiciary of Virginia, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Virginia and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Virginia Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)  Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)  Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)  Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)  Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[SIGNATURE PAGES FOLLOW]

C-202_VA.DOC (Rev. 05/09)	--

CREDIT AGREEMENT

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:

AMERICAN WOODMARK CORPORATION, a Virginia corporation

By:	________________________(SEAL)
Jonathan H. Wolk,
Vice President Finance and CFO

C-202_VA.DOC (Rev. 05/09)	--

CREDIT AGREEMENT

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:           ________________________(SEAL)

Name:      ________________________

Title:        ________________________

C-202_VA.DOC (Rev. 05/09)	--

SCHEDULE 2.4

LITIGATION

None

C-202_VA.DOC (Rev. 05/09)	--

SCHEDULE 2.11

ENVIRONMENTAL MATTERS

1.	Claimant	Defendant	AWC Exposure	Date of Notice	Risk of Loss

	North Carolina DEHNR	Seaboard Group	Approximately $84,000	03/26/91	Probable

Case Description:  Seaboard Chemical Corp. operated a waste disposal site in North Carolina until 1990.  When the North Carolina Department of Environment, Health and Natural Resources refused to renew their license, Seaboard went bankrupt and was financially unable to close (reclaim) the site.  North Carolina law dictates that those participating in waste disposal have ultimate responsibility for closure and clean-up of waste disposal sites.  Because American Woodmark disposed of hazardous waste at the Seaboard site from 1980-1988, the company has responsibility for closing the site.

2.	Claimant	Defendant	AWC Exposure	Date of Notice	Risk of Loss

	Virginia DEQ	American Woodmark Corporation		12/31/05	Remote

Case Description:  The Virginia Department of Environmental Quality notified American Woodmark that the company has a potential predicted exceedance of the National Ambient Air Quality Standard.  Because American Woodmark is a significant contributor (one who contributes 80% of the exceedance), the company is required to notify VDEQ of the corrective actions it will take to meet the national standard.

3.	Claimant	Defendant	AWC Exposure	Date of Suit	Risk of Loss

	Philip Services Site PRP Group	American Woodmark Corporation	Unknown	05/05/06	Probable

Case Description:  The Philip Services Corp. Site (formerly known as the Thermal Ken Site), located in Rock Hill, South Carolina, is environmentally contaminated.  American Woodmark believed its waste was being incinerated at the site but has no proof of incineration.  The company has shared responsibility to clean-up the site.

C-202_VA.DOC (Rev. 05/09)	--

4.	Claimant	Defendant	AWC Exposure	Date of Suit	Risk of Loss

	LWD, Inc. Site	EPA	$45,000		Likely

Case Description: The LWD, Inc. Site is an environmental super fund site. American Woodmark delivered paint waste to the site for incineration. The Environmental Protection Agency has notified American Woodmark that the company is required to share the cost of cleaning up the site. The EPA has completed most of the site clean-up.

5.	Claimant	Defendant	AWC Exposure	Date of Suit	Risk of Loss

	EPA	American Woodmark Corporation	$44,000		Unknown

Case Description: The Environmental Protection Agency has notified American Woodmark that the hazardous waste storage container located at the company's Hardy County facility is not an approved storage container.

C-202_VA.DOC (Rev. 05/09)	--

SCHEDULE 5.3

OTHER INDEBTEDNESS

1.	The following letters of credit, issued by Bank of America, N.A. for the account of Borrower:

BENEFICIARY	NUMBER	EXPIRY DATE	AMOUNT
Lumbermens Mutual Casualty Co., American Motorists Insurance Co., American Manufacturers Mutual Insurance Co., American Protection Insurance Co.	3053652	2/1/2010	$80,000.00
The Travelers Indemnity Company/Credit Risk Management	3054907	3/1/2010	$145,000.00
XL Specialty Insurance Company, Greenwich Insurance Company	3074321	3/1/2010	$1,750,000.00
XL Specialty Insurance Company, Greenwich Insurance Company	3081226	3/1/2010	$1,750,000.00

2.	The following notes or leases:

LENDER	TRANSACTION	ORIGINAL BALANCE	BALANCE AS OF 10/31/09
The Coal Fields Regional Industrial Authority (Perry, Harlan, Leslie, Breathitt Regional Industrial Authority)	Note	$6,000,000	$4,722,628
West Virginia Economic Development Authority	Note	$1,000,000	$343,451
West Virginia Economic Development Authority	Lease	$10,000,000	$8,450,760
Maryland Economic Development Corporation – State of Maryland	Note	$1,484,320	$1,484,320
County Commissioner of Allegany County – State of Maryland	Note	$750,000	$750,000
The Industrial Development Board of The City of Humboldt, Tennessee	Lease	$26,561,085	$20,322,289
Amende' Cabinet Corporation	Note	$4,500,000	$4,500,000
Amende' Cabinet Corporation	Note	$4,000,000	$4,000,000
County Commissioner of Garrett County – State of Maryland	Note	$1,290,555	$1,290,555

C-202_VA.DOC (Rev. 05/09)	--

SCHEDULE 5.6

LOANS, ADVANCES, INVESTMENTS

1. Amende' Cabinet Corporation – 5,000 Shares

C-202_VA.DOC (Rev. 05/09)	--

SCHEDULE 5.8

PLEDGE OF ASSETS

1.
Bank of America, N.A. (first lien on deposit account nos. 91000134059813 and 91000134059826 maintained by Borrower with Bank of America, N.A. and all funds now or hereafter on deposit in such deposit account)

2.	Maryland Economic Development Corporation (first lien on real property located at 17600 Barton Park Drive, SW, Cumberland, Maryland 21502)

3.	County Commissioners of Allegany County (second lien on real property located at 17600 Barton Park Drive, SW, Cumberland, Maryland 21502)

4.	West Virginia Economic Development Authority (first lien on real property, equipment, machinery and fixtures located at 117 Southfork Road, Moorefield, West Virginia 26836)

5.	Coal Fields Regional Industrial Authority, Inc. (first lien on real property located at 101 Woodmark Way, Chavies, Kentucky 41727)

6.	County Commissioners of Garrett County (first lien on approximately 37 acres of real property located at Keyser’s Ridge Business Park, Garrett County, Maryland)

6964069_7.DOC

C-202_VA.DOC (Rev. 05/09)	--